Exhibit 99.1

VIASPACE ANNOUNCES FOURTH QUARTER AND YEAR-END FINANCIAL RESULTS

PASADENA, CA.— April 4, 2006—VIASPACE Inc. (OTC.BB: VSPC), a company that works to transform proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions, today announced financial results for the quarter and year ended December 31, 2005. The Company filed its Form 10-KSB with the SEC on March 31, 2006 and all interested readers are encouraged to read the Form 10-KSB to learn more about the business and subsidiary developments.

Revenue for the fourth quarter of 2005 was $103,000, as compared with $138,000 in the same quarter of 2004. Gross profit for Ionfinity, a subsidiary, for the fourth quarter of 2005 was $6,000 compared with $1,000 for the comparable quarter of 2004.

Operating expense for the fourth quarter of 2005 was $934,000 compared to $156,000 in the same quarter of 2004. Fourth quarter of 2005 operating expense consisted of $185,000 in research and development expense and $749,000 in selling, general and administrative expense. In the fourth quarter of 2004, there was $138,000 in selling, general and administrative expense and $18,000 in research and development expense.

Commenting on fourth quarter and year-end results, Dr. Carl Kukkonen, Chief Executive Officer of VIASPACE Inc., said, “2005 revenues were primarily generated from VIASPACE subsidiary Ionfinity’s fulfillment of Navy and Air Force contracts. Additionally, the results for the year represent subsidiary Direct Methanol Fuel Cell Corporation’s (“DMFCC”) spending in research and development and other related costs for the development of its methanol fuel cartridges. DMFCC is working to develop the fuel cartridge manufacturing and distribution infrastructure and the Company is well on its way to becoming a leading provider of disposable fuel cartridges. We have a vested interest in the successful worldwide development of the direct methanol fuel cell industry and are working to support the successful commercialization of fuel cell powered portable electronic devices. We believe that DMFCC is in an excellent position to help foster the adoption and implementation of this technology by providing the needed patent protection to the global electronics industry and by working to develop the cartridge infrastructure requirement necessary for commercialization.”

Dr. Kukkonen added, “We also continue to invest in R&D in our Arroyo Sciences subsidiary, which is developing products and services based on inference and sensor data fusion technology that are critical for bringing more advanced security applications to market. Arroyo’s sensor fusion application platform is expected to allow for the intelligent use of large volumes of real-time sensor data and enables an entirely new generation of applications that up until now were considered to be prohibitively expensive.”

Other income, net, including minority interest in consolidated subsidiaries, was a loss of $124,000 for the fourth quarter of 2005 compared to income of $132,000 for the same period in 2004.

Net loss was $1,052,000 for the fourth quarter of 2005, compared to net loss of $23,000 for the same quarter of 2004. The Company’s loss per basic and fully diluted share was less than $0.01 in both quarters.

Revenue for the year ended December 31, 2005 was $432,000, as compared with $288,000 in 2004. The increase in revenue reflects additional billings by the Company’s subsidiary, Ionfinity, on two Phase II SBIR contracts with the U.S. Air Force and U.S. Navy. Gross profit for Ionfinity in 2005 was $77,000 compared with $85,000 for 2004.

Operating expense for 2005 was $2,408,000 compared to $317,000 in 2004. 2005 operating expense consisted of $630,000 in research and development expense and $1,778,000 in selling, general and administrative expense. In 2004, there was $275,000 in selling, general and administrative expense and $42,000 in research and development expense.

Other income, net, including minority interest in consolidated subsidiaries was $20,000 in 2005 as compared to $23,000 in 2004.

Net loss was $2,311,000 in 2005, compared to a net loss of $209,000 in 2004. The Company’s loss per basic and fully diluted share was $0.01 for 2005 and less than $0.01 for 2004.

About VIASPACE: Unparalleled Knowledge. Unparalleled Solutions.
VIASPACE is a diversified technology company with knowledge and expertise in energy/fuel cells, microelectronics, sensors, homeland security and public safety, information and computational technology. Founded in 1998 with the objective of transforming proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions that solve today’s complex problems, VIASPACE benefits from important patent and software licenses from Caltech, which manages NASA’s Jet Propulsion Laboratory, and from relationships with research laboratories, universities, and other organizations within the advanced technology community. For more information, please visit our website at www.VIASPACE.com, or contact Investor Relations at (888) 359-9558, or IR@VIASPACE.com, or Public Relations at PR@VIASPACE.com.

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This news release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to future events or our future performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” should,” “could,” “would,” “will,” “expect,” “plan,” “intend,” “predict,” “anticipate,” believe,” “estimate,” “potential,” “continue,” or the negative of such terms or other comparable terminology. Similarly, statements in this release that describe the company’s business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. These statements are only predictions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include the risks outlined in our periodic filings with the U.S.